Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-05987, 333-59941, 033-62887, 333-69306, 333-123232, 333-167587, 333-167588 on Forms S-8 and Registration No. 333-172055 on Form S-3 of our reports dated March 3, 2011 relating to the financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for noncontrolling interests in 2009) and financial statement schedule of Michael Baker Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report in Form 10-K of the Company for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP Pittsburgh, Pennsylvania
March 3, 2011